Exhibit 10.3

NO. S -	258388
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, C. C-36

AND

IN THE MATTER OF THE BUSINESS CORPORATIONS ACT, S.B.C. 2002, C. 57

AND

IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGEMENT OR TILT HOLDINGS INC.

PETITIONER

REQUISITION—GENERAL

Filed by: PricewaterhouseCoopers Inc., as proposed Proposed Monitor and not in its personal or corporate capacity (the “Proposed Monitor”).

Required: To file the Pre-filing Report of the Proposed Monitor dated November 6, 2025.

This requisition is supported by the following:

1.	The Proposed Monitor is required to provide a filed copy of the Pre-filing Report to the parties in this proceeding and, if appointed as Monitor, to post a filed copy on the Monitor’s website.

THIS REQUISITION is prepared and delivered by Tevia Jeffries of the firm Farris LLP, Barristers & Solicitors, whose place of business and address for service is 2500 - 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3. Telephone: (604) 684-9151. Email: tjeffries@farris.com. Attention: Tevia Jeffries.

Court File No.
S-258388

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

And

IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF TILT HOLDINGS INC.

PRE-FILING REPORT OF THE PROPOSED MONITOR

(Prepared for the November 7, 2025 Court Hearing)

November 6, 2025

1.	INTRODUCTION	3

2.	BACKGROUND	3

3.	PROPOSED PLAN OF ARRANGEMENT	8

4.	MONITOR’S COMMENTS AND RECOMMENDATION OF THE PROPOSED PLAN	11

5.	CASHFLOW FORECAST	13

6.	COURT ORDERED CHARGES	15

7.	CONCLUSION	15

APPENDICES

A.	Initial Cash Flow Forecast

1.	INTRODUCTION
1.1

PricewaterhouseCoopers Inc. (“PwC” or the “Proposed Monitor”) has been advised that TILT Holdings Inc. (“TILT” or the “Petitioner”) intends to make an application on November 7, 2025 (the “Filing Date”) to the Supreme Court of British Columbia (the “Court”) for an order (the “Initial Order”) granting, inter alia, a stay of proceedings (the “Stay of Proceedings”) in favour of TILT, up to and including November 17, 2025, pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”). TILT’s proceedings pursuant to the CCAA are referred to herein as the “CCAA Proceedings”.

1.2	The purpose of this report (the “Pre-Filing Report”) is to provide the Court with information pertaining to the following:
1.2.1	background on the Petitioner, its operations, financial position, and creditors;
1.2.2	the causes of the Petitioner’s financial difficulties;
1.2.3	the Petitioner’s proposed plan of compromise, arrangement, and reorganization (the “Proposed Plan”);
1.2.4	the Proposed Monitor’s comments on the Proposed Plan;
1.2.5	the Initial Cash Flow Forecast (as defined herein); and
1.2.6	the Proposed Monitor’s conclusions.
1.3	Capitalized terms not otherwise defined herein are defined in the Petitioner’s materials filed in these proceedings.
1.4	Unless otherwise stated, all monetary amounts contained herein are expressed in United States Dollars (“USD”).
1.5

Assuming the Initial Order is granted and PwC is appointed as monitor (the “Monitor”), PwC, in such capacity, intends to make copies of material documents pertaining to the CCAA Proceedings available on its website at www.pwc.com/ca/TILT.

2.	BACKGROUND
2.1

The background of the Petitioner, including details of its operations, assets and liabilities are described in the First Affidavit of Tim Conder sworn on November 6, 2025 (the “First Conder Affidavit”). For ease of reference, the Proposed Monitor has summarized the Petitioner’s business below.

General Background

2.2

The Petitioner is incorporated in British Columbia and is publicly listed on Cboe Canada under the symbol TILT, with a registered office located at Suite 2400, 745 Thurlow Street, Vancouver, British Columbia.

2.3	As of June 30, 2025, the Company had 391,285,067 common shares issued and outstanding, with an approximate market capitalization of $2 million (the “Existing Equity”).
2.4

The Petitioner’s active business is headquartered in Phoenix, Arizona, and operates through a number of subsidiaries in the cannabis industry, under two primary business segments: cannabis and inhalation technologies.

2.5

The cannabis segment includes plant-touching operations and is a wholesaler of cannabis products through leased dispensaries. The inhalation technologies segment focuses on the design and distribution of vaporization hardware and accessories to regulated markets across North America, South America, Europe, and the Middle East.

2.6	The Petitioner has 16 wholly owned subsidiaries (collectively with the Petitioner, the “TILT Entities”), four of which have active operations:
2.6.1

Jupiter Research LLC (“Jupiter” or the “Subsidiary”), an Arizona-registered entity which designs, manufactures (via third-party manufacturers) and distributes vape hardware and other inhalation accessories. Jupiter makes up the majority of the Petitioner’s operations;

2.6.2

Standard Farms, LLC (“Standard Farms”), a Pennsylvania-registered entity, which operates a fully permitted cultivation and manufacturing facility for medical cannabis products. Standard Farm’s products are then sold wholesale to customers in Pennsylvania. Standard Farms also holds a permit for medical marijuana dispensary;

2.6.3

Standard Farms Ohio, LLC (“Standard Farms Ohio”), an Ohio-registered entity, which has similar operations to Standard Farms. Standard Farms operates outside of Cleveland, Ohio and distributes via wholesale throughout Ohio to other licensed cannabis businesses; and

2.6.4

Commonwealth Alternative Care, Inc. (“CAC”) a Massachusetts-registered entity, which operates a vertically integrated marijuana facility in Taunton, Massachusetts. CAC’s facility is licensed for both medical and adult-use cultivation, manufacturing, and retail sale. CAC distributes its products via wholesale and retail to Massachusetts customers.

2.7

As of January 2025, the Petitioner entered into an asset purchase agreement to sell CAC’s dispensaries located in Taunton and Brockton, Massachusetts. The Petitioner is also marketing the wholesale operations of CAC and Standard Farms Ohio for sale.

Summary of Assets - TILT

2.8	Below is a summary of the Petitioner’s total assets based on their book value as at September 30, 2025:

Amounts in millions	Total
Cash and Cash Equivalents	0.1
Restricted Cash	1.2
Accounts Receivable	0.1
Other Current Assets	1.3
Current Assets	2.7
Investments in Subsidiaries	781.2
Intercompany Receivables	165.7
Total Assets	949.6

2.8.1	Cash – the Petitioner holds three bank accounts with a Massachusetts-based bank. As at September 30, 2025, the balance was approximately $74,000;
2.8.2

Restricted Cash – the Petitioner holds $1.2 million in restricted cash as a certificate of deposit related to Jupiter’s US customs bond. The certificate of deposit is required to maintain the ongoing operations of Jupiter;

2.8.3	Other Current Assets – consists primarily of prepaid expenses, of which the majority relates to the Petitioner’s global insurance policy;
2.8.4

Investments in Subsidiaries – includes the original book value of each of the TILT Entities, which is made up of the original purchase price allocation and any respective goodwill. These balances are eliminated upon consolidation. The fair market value of these investments is unknown; and

2.8.5	Intercompany Receivables – receivables from certain TILT Entities. The collectability of these amounts is unknown.

Summary of Liabilities - TILT

2.9	Below is a summary of the Petitioner’s total liabilities:

Amounts in millions	Total	As at
Accounts Payable and Accrued Liabilities	5.4	September 30, 2025
Intercompany Debt	8.6	September 30, 2025
Subtotal – Unsecured Liabilities	14.0
Shenzhen Smoore Technology Limited	38.8	November 4, 2025
Junior Secured Noteholders	84.2	November 4, 2025
Entrepreneur Growth Capital LLC	2.4	November 4, 2025
Subtotal – Secured Liabilities	125.4
Total Liabilities	139.4

Unsecured Liabilities

2.9.1	Accounts payable and accrued liabilities - consists of amounts incurred in the normal course of operations, mainly related to corporate overhead for TILT; and
2.9.2	Intercompany debt - consists of amounts owing to three of the TILT Entities, namely JJ Blocker Co, Standard Farms, and Sante Veritas Holdings Inc.

Secured Liabilities

2.9.3

Shenzhen Smoore Technology Limited (“Smoore”) is a critical supplier of vaping products for Jupiter. As a result of the TILT Entities financial difficulties, in January 2024, Smoore agreed to continue supplying inventory to Jupiter on a secured basis (the “Smoore Facility”). Under the Smoore Facility the TILT Entities have guaranteed any amounts owed by Jupiter to Smoore in excess of Smoore’s insurance coverage;

2.9.4

The Junior Secured Noteholders are made up of six (6) different parties who hold notes purchased from Jupiter, Jimmy Jang, L.P., Baker Technologies Inc., and CAC. The Junior Secured Noteholders began advancing funds to the TILT Entities in 2019 for secured promissory notes (the “Junior Secured Debt”). As of 2019, the Petitioner guaranteed obligations under the Junior Secured Debt (the “Parent Guarantee”); and

2.9.5

Entrepreneur Growth Capital LLC (“EGC”) provides Jupiter with a working capital revolving loan facility to a maximum of $16.5 million (the “EGC Facility”). As of 2021, the Petitioner guaranteed $6 million of the EGC Facility pursuant to a general security agreement.

Financial Difficulties

2.10

The TILT Entities have been materially impacted by the economic headwinds in the cannabis industry with revenue in 2024 decreasing by 30% from 2023. The TILT Entities have implemented a number of actions to counteract these impacts throughout 2023-2025 including:

2.10.1	as noted above, entered into a debt and security arrangement with Smoore to ensure the continued shipment of inventory to Jupiter;
2.10.2

worked with EGC to extend and amend the EGC Facility, including the amendment of covenants and other requirements, which resulted in more workable arrangements, ensuring continued compliance and availability of funding under the EGC Facility;

2.10.3

began to explore strategic alternatives for its plant-touching assets, including the possibility of joint ventures, partnerships or full sale, with the intent to optimize the TILT Entities operations and restructure its balance sheet;

2.10.4	worked with the Junior Secured Noteholders to restructure the Junior Secured Debt to defer principal payments and amend certain covenants and other requirements;
2.10.5	completed a sale-leaseback of one of its facilities located in Pennsylvania that raised $15 million in net proceeds, which proceeds were used to repay debt and working capital;
2.10.6	sold one of its wholly owned subsidiaries, SFNY Holdings, for $1.4 million;
2.10.7	as described above, sold certain dispensaries owned by CAC and is actively marketing for sale the remaining operations of CAC and Standard Farms Ohio;
2.10.8	implemented cost reduction strategies throughout 2024 which resulted in a decrease of year-over-year operating expenses from $9.5 million to $6.8 million (a 28% reduction); and
2.10.9	as described in more details below, worked with each of its secured creditors to develop a restructuring plan.
2.11	Even with measures implemented, the TILT Entities have continued to incur a net loss of $42 million for the period January 1, 2025 to September 30, 2025, including negative cash flows.
2.12

Existing Equity is addressed in the Monitor’s Recommendations, however, given the financial position of the Petitioner, Existing Equity is not expected to recover any value whether the Proposed Plan is implemented or not.

2.13

The Petitioner sees a feasible business in the Jupiter entity with the inhalation segment if the Petitioner can restructure its balance sheet through an insolvency process. Specifically, the Petitioner believes that filing these CCAA Proceedings and seeking approval of a Proposed Plan will accomplish its restructuring goal.

Restructuring Support Agreements

2.14	Throughout 2024 and 2025 the Petitioner has actively been engaging with its key stakeholders, including Smoore, EGC and the Junior Secured Noteholders to develop its proposed restructuring plan.
2.15

To facilitate this process, the Petitioner executed a restructuring support agreement (the “RSAs”) with each of Smoore, EGC, and the Junior Secured Noteholders, to confirm their support for these CCAA Proceedings and the Proposed Plan.

3.	PROPOSED PLAN OF ARRANGEMENT

Overview

3.1	A copy of the Proposed Plan is attached to the First Affidavit of Susan Danielisz sworn November 6, 2025 (the “Danielisz Affidavit”).
3.2

The purpose of the Proposed Plan is to facilitate a restructuring of the Petitioner by (a) cancelling the Existing Equity of TILT, and (b) issuing New Shares in TILT to the Junior Secured Noteholders. In return for the issuance of the New Shares, the Junior Secured Noteholders will terminate the Parent Guarantee and reduce the Junior Secured Debt by $1,000 on a pro rata basis amongst the Junior Secured Noteholders. The Junior Secured Noteholders will either:

3.2.1	be issued the New Shares on a pro rata basis, based on the total amount of Junior Secured Debt being converted; or
3.2.2	where conversion to equity is not possible, the Junior Secured Noteholder shall be entitled to retain the Junior Secured Debt owed to them against Jupiter only.
3.3

Implementation of the Proposed Plan will result in a “go-private” transaction, which will reduce the Petitioner’s overhead costs to a more manageable level that it can support going forward. Specifically, taking TILT private through the transaction contemplated in the Proposed Plan will result in annual cost savings between $2 million to $3 million. TILT and Jupiter are reliant on the Junior Secured Noteholders for funding while operations continue to be loss making. If this Proposed Plan is not implemented TILT and Jupiter will not have sufficient cash-flows to continue operations and continue as a going concern.

3.4

Should the Proposed Plan be approved and ultimately sanctioned by the Court, the Petitioner intends to proceed forthwith and implement the Proposed Plan as soon as reasonably possible after Court approval (the “Effective Date”).

Creditors affected by the Proposed Plan

3.5

The only creditor claims affected by the Proposed Plan are the claims held by Junior Secured Noteholders under their Parent Guarantee and Junior Secured Debt, which are treated as one class. The amount of each Junior Secured Noteholder’s claim is equal to the pro rata value of the Junior Secured Debt that will be released if the Proposed Plan was implemented (the “Affected Claims”).

3.6	The Proposed Plan does not affect any other creditor, which includes all other secured and unsecured creditors of the Petitioner (the “Unaffected Claims”).
3.7

Creditors with Unaffected Claims will be entitled to payment of their claims pursuant to their terms and in the ordinary course of business, with the exception of any claims referred to in sections 6(3) of the CCAA (“Crown Priority Claims”), which will be paid in accordance with the requirements of the CCAA. The Proposed Monitor is not aware of any amounts outstanding that would be captured by section 6(3) of the CCAA.

3.8	Given the limited scope of Affected Claims, the Petitioner is not seeking a claims process order. The Affected Claims are known to the Petitioner.

Proposed Plan Approval

3.9

The Proposed Monitor understands that the Petitioner intends to apply for an order (the “Meeting Order”) on November 17, 2025 (the “Comeback Hearing”), authorizing a meeting of the Affected Creditors (the “Creditor Meeting”) to be in December 2025, to consider and vote on the Proposed Plan.

3.10

The Proposed Plan outlines the eligibility of the Affected Creditors to vote. Each Junior Secured Noteholder shall be entitled to one vote, which shall have a value equal to the pro rata value of the Junior Secured Debt that would be released if the Proposed Plan was implemented (the “Applicable Claims”).

3.11

As there is only one class of creditors, the Proposed Plan will be approved if a majority in number of the Affected Claims who vote representing at least two-thirds in value, vote in favour of the Proposed Plan (the “Required Majority”).

Sanction Order

3.12	Should the Required Majority approve the Proposed Plan, the Petitioners intend to seek the Court’s approval of the Proposed Plan (the “Sanction Order”) as soon thereafter as the matter can be heard.

Restructuring Transactions and Plan Implementation

3.13

On or prior to the Effective Date, all conditions precedent must be satisfied in accordance with the Proposed Plan and Sanction Order. The conditions precedent to implement the Proposed Plan, amongst others, are as follows:

3.13.1	the Senior RSA and the Junior RSA and all related agreements shall have been executed, subject only to the implementation of the Proposed Plan;
3.13.2

the Petitioner shall have completed all necessary corporate actions and executed any necessary documents necessary for the Petitioner to implement the Proposed Plan or perform its duties and obligations under the Proposed Plan or any future sanction order; and

3.13.3	the Proposed Plan shall have been approved by the Required Majority, and subsequently approved and sanctioned by the Court.

(Collectively, the “Conditions Precedent”).

3.14	Upon the Conditions Precedent being satisfied, the following shall take place on the Effective Date:
3.14.1	all of the issued and outstanding Existing Equity shall be cancelled without any return of capital or other payment;
3.14.2	the Parent Guarantee shall be cancelled and of no further force or effect;
3.14.3	the Junior Secured Debt will be reduced by $1,000 on a pro rata basis amongst the Junior Secured Noteholders who have delivered to the Petitioner and Subsidiary a release of debt agreement;
3.14.4	the New Shares shall be issued to the applicable Junior Secured Noteholders and deemed to be fully paid;
3.14.5	all Affected Claims shall be forever discharged and released; and
3.14.6	the releases, described in more detail below, shall become effective (the “Releases”).
3.15

Following the implementation of the Proposed Plan, the Monitor will deliver an implementation certificate (the “Monitor’s Plan Implementation Certificate”) to the Petitioner and file a copy with the Court as soon as reasonably practical following the Effective Date.

3.16	The Monitor shall then work with the Petitioner to complete the administration of the CCAA Proceedings and ultimately seek its discharge from the Court.

Releases

3.17	The Proposed Plan contemplates a number of Releases to occur following its implementation. The parties that are contemplated in the Releases are the:
3.17.1	Petitioner;
3.17.2	Directors and Officers;
3.17.3	Legal counsel to the Petitioner;
3.17.4	Monitor and its legal counsel, Farris LLP (“Farris”); and
3.17.5	Junior Secured Noteholders.

(Individually, a “Released Party”; Collectively, the “Released Parties”).

3.18	From and after the Effective Date, each of the Released Parties shall be released from all claims, including those related to:
3.18.1	the restructuring, disclaimer, reciliation, breach or termination of any contract, lease, agreement, or other arrangement entered into by the Petitioner;
3.18.2	the Proposed Plan and the Restructuring Support Agreements; and
3.18.3	the CCAA Proceedings

(Collectively, the “Released Matters”).

3.19

The Petitioner is not released from any of its obligations related to the Unaffected Claims or its obligations to the Junior Secured Noteholders under the Proposed Plan. Nor will a Released Party be released where a Released Party is determined to have committed fraud or willful misconduct in respect of any claim referred to in 5.1(2) of the CCAA.

4.	MONITOR’S COMMENTS AND RECOMMENDATION OF THE PROPOSED PLAN
4.1	The Proposed Monitor has the following comments in relation to the Proposed Plan.

Statutory Requirements

4.2

The Proposed Plan meets all of the statutory requirements under the CCAA. Namely, the Proposed Plan contains provisions that require the payment of Crown Priority Claims which are required pursuant to 6(3) and 6(5) of the CCAA. The Proposed Monitor has reviewed the affairs of the Petitioner and notes that the Petitioner does not have any prescribed pension plans.

Creditor Recoveries are higher than in a Bankruptcy

4.3	Under the Proposed Plan, the only Affected Creditors are the Junior Secured Noteholders. The Junior Secured Noteholders have provided funding to the TILT Entities to support this restructuring.
4.4	The Proposed Monitor has obtained a security review from its independent counsel Farris, which has confirmed that the Junior Secured Noteholders have valid and enforceable security.
4.5	As noted above, the Petitioner’s assets currently comprise the following:
4.5.1	restricted cash of $1.2 million, which is posted as a US customs bond related to the operations of Jupiter;
4.5.2	prepaid expenses of $1.3 million, which is for insurance and are unexpected to be recoverable in a liquidation scenario;
4.5.3	100% ownership of the shares of the TILT Entities; and
4.5.4	unsecured intercompany receivables owing from the TILT Entities.
4.6	The Proposed Monitor observes that the assets of the TILT Entities are fully encumbered through the security of the Senior Secured Creditor, Junior Secured Noteholders and EGC.
4.7	All other creditors of the Petitioner are expected to be paid in the ordinary course of business as their claims are not affected by the Proposed Plan.
4.8

Absent approval of the Proposed Plan the Petitioner will have no choice but to file an assignment in bankruptcy. In bankruptcy all unsecured Unaffected Creditors are worse off as the Petitioner will no longer be a going concern and the anticipated distribution to unsecured Unaffected Creditors is $nil.

4.9

The Affected Creditors are supportive of this restructuring and want to see TILT go private in the transaction as contemplated by the Proposed Plan. They cannot accomplish this through a bankruptcy. The other secured creditors have signed RSA’s to support this restructuring.

4.10

The Existing Equity is no worse off under the Proposed Plan than if the Proposed Plan is not implemented. The Petitioner is insolvent. As equity, the Existing Equity would not receive any distribution unless all creditors are paid, including unsecured creditors, who are expected to receive nothing in a bankruptcy. Consequently, Existing Equity would not receive any distribution either under the Proposed Plan or in the alternative.

Releases

4.11	The Proposed Monitor has the following observations with respect to the Releases:
4.11.1	the Releases to the Released Parties are necessary and essential to the restructuring;
4.11.2

the Released Matters are related to the purpose of the Proposed Plan and the Releases are necessary as an indemnity from the Petitioners would have no value given their financial position and planned CCAA Proceedings;

4.11.3	all creditors will have knowledge of the Releases as outlined in the Proposed Plan, the First Conder Affidavit and this Pre-filing Report; and
4.11.4	The Releases are not overly broad. They do not exceed the CCAA and contain carveouts with respect to willful misconduct or fraud.
4.12

In light of the above, the Proposed Monitor believes the Proposed Plan to be fair and reasonable under the circumstances and supports presenting it to the Affected Creditors for the purposes of voting.

4.13

The Proposed Monitor is also supportive of the Petitioner’s decision to seek a Meeting Order without running a claims process. The Affected Claims (including amounts) are all well known and documented in the Petitioner’s books and records and as a result the expense of running a claims process is unnecessary in the circumstances.

5.	CASHFLOW FORECAST
5.1

The Proposed Monitor has reviewed the cash flow forecast that was appended to the Danielisz Affidavit (the “Initial Cash Flow Forecast”) in support of the Petitioner’s application for the Initial Order. The Initial Cash Flow Forecast is attached herein as Appendix A for reference.

5.2	A summary of the Initial Cash Flow Forecast for the 6-week period of November 8, 2025 to December 19, 2025 is provided in the table below:

TILT Holdings Inc.

Cash Flow Forecast

For the period November 8, 2025 to December 19, 2025

Amounts in CAD
Receipts
Other Receipts	1,280,000
Net Cash Receipts	1,280,000

Operating Disbursements
Employee Salaries & Benefits	785,929
General Administration Expenses	224,598
Other Professional Fees	92,500
Total Operating Costs	1,103,027
Cash from Operations	176,973

Restructuring Costs
Restructuring Professional Fees	175,000
Total Restructuring Costs	175,000
Net Cash Flow	1,973

Opening Cash Balance	28,152
Closing Cash Balance	30,125

5.3

The Proposed Monitor notes that the Initial Cash Flow Forecast relates solely to TILT and does not reflect the receipts and disbursements of other TILT Entities. Further, the Initial Cash Flow Forecast is based on the following assumptions:

5.3.1

all operations take place within Jupiter, Standard Farms, Standard Farms OH, and CAC. As such, there is no receipts from accounts receivable at the TILT level presented. All receipts consist of direct funding from the TILT Entities, the majority of which will be funded from Jupiter;

5.3.2

as the Petitioner is a non-operating entity, operating costs consistent solely of overhead expenses, including salaries & benefits for the Petitioner’s management function, regulatory related costs, and professional fees; and

5.3.3

approximately $175,000 in restructuring professional fees is anticipated to be incurred throughout the Initial Cash Flow Forecast period. This is exclusive of the retainers, which the Petitioner provided to the Petitioner’s counsel, the Proposed Monitor, and the Proposed Monitor’s counsel prior to commencing these CCAA Proceedings.

5.4	Based on the Initial Cash Flow Forecast the Petitioner has sufficient cash on hand to pay its expenses during the forecast period.

5.5	The Proposed Monitor has reviewed the proforma financial statements of the TILT Entities and is satisfied that there is sufficient liquidity to fund the Petitioner during forecast period.
6.	COURT ORDERED CHARGES
6.1	The Petitioner is not seeking any court ordered charges.
7.	CONCLUSION
7.1	The Proposed Monitor is of the view that the relief requested by the Petitioner in the Initial Order is reasonable in the circumstances.
7.2	The Proposed Monitor believes it is appropriate for the Petitioner to seek a Meeting Order at the Comeback Hearing to vote on the Proposed Plan.

All of which is respectfully submitted this 6th day of November, 2025.

PricewaterhouseCoopers Inc., LIT

In its capacity as Proposed Monitor of

TILT Holdings Inc.

and not in its personal capacity

Morag Cooper	Spencer Oppal
Senior Vice President	Vice President

APPENDIX A

The Initial Cash Flow Forecast

Tilt Holdings Inc. (“TILT”)

Initial CCAA Cash Flow Forecast

For the six week period November 8, 2025 to December 19, 2025

		Week #	1	2	3	4	5	6	Total
		Week From	8-Nov-25	15-Nov-25	22-Nov-25	29-Nov-25	6-Dec-25	13-Dec-25	8-Nov-25
$’s in CAD	Notes	Week To	14-Nov-25	21-Nov-25	28-Nov-25	5-Dec-25	12-Dec-25	19-Dec-25	19-Dec-25

Receipts
Receipts	1, 2		200,000	190,000	230,000	260,000	220,000	180,000	1,280,000
Net Cash Receipts			200,000	190,000	230,000	260,000	220,000	180,000	1,280,000

Operating Costs
Employee Salaries & Benefits	3		154,464	100,000	197,000	80,000	204,464	50,000	785,929
General Administration Expenses	4		26,782	25,047	24,000	109,749	7,444	31,578	224,598
Other Professional Fees	5		15,000	17,500	15,000	17,500	10,000	17,500	92,500
Total Operating Costs			196,246	142,547	236,000	207,249	221,908	99,078	1,103,027

Cash From Operations			3,754	47,453	(6,000)	52,751	(1,908)	80,922	176,973

Restructuring Costs
Professional Fees	6		-	50,000	-	50,000	-	75,000	175,000
Total Restructuring Costs			-	50,000	-	50,000	-	75,000	175,000

Net Cash Flow			3,754	(2,547)	(6,000)	2,751	(1,908)	5,922	1,973

Cash Position
Opening Cash Balance			28,152	31,906	29,360	23,360	26,111	24,203	28,152
Net Cash Flow From Period			3,754	(2,547)	(6,000)	2,751	(1,908)	5,922	1,973
Closing Cash Balance			31,906	29,360	23,360	26,111	24,203	30,125	30,125

Notes

The Cash Flow Forecast includes assumptions discussed below with respect to the requirements and impact of a filing under the Companies’ Creditors Arrangement Act (“CCAA”). Since the Cash Flow Forecast is based on assumptions about future events and conditions that are not ascertainable, the actual results achieved during the Forecast Period will vary from the Cash Flow Forecast, even if the assumptions materialize, and such variations may be material. There is no representation, warranty or other assurance that any of the estimates, forecasts or projections will be realized.

1	As all operations take place within the subsidiaries of TILT, there are no operations; therefore, no A/R to collect.
2	Receipts consists of direct funding from TILT’s US subsidiaries.
3	Employee salaries & benefits includes the salaries, health insurance, and payroll taxes for 15 employees.
4	General administration expenses includes D&O insurance, IT expenses, and HR expenses amongst other regular course items.
5	Other professional fees includes fees for corporate legal counsel, accounting, audit, and tax professionals
6

Restructuring professional fees consist of estimated fees of TILT’s counsel, the Proposed Monitor, and the Proposed Monitor’s counsel to implement the CCAA proceedings. In addition to the estimated fees a retainer was also paid to the professionals prior to the Initial Hearing.